Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos.333-203134, 333-210558, 333-216403, 333-219728, 333-194880 and on Form S-3 and Form S-8 of our report dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of TriNet Group, Inc. and subsidiaries (the “Company”), and of our report dated February 27, 2018 related to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of TriNet Group, Inc. for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 27, 2018